Exhibit 99.1

MPLX LP Announces Third-Quarter 2013 Results

•	Increased quarterly cash distribution by $0.0125 (4.4 percent) to $0.2975 per unit

•	Generated $31.1 million of distributable cash flow

•	Achieved adjusted EBITDA of $30.5 million

FINDLAY, Ohio, Oct. 31, 2013 – MPLX LP (NYSE: MPLX) today reported third-quarter net income attributable to MPLX of $21.5 million, or $0.29 per common limited partner unit. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to MPLX were $30.5 million and distributable cash flow attributable to MPLX was $31.1 million.

On Oct. 22, the board of directors declared a distribution of $0.2975 per unit. This represents an increase of $0.0125 per unit, or 4.4 percent, above the second-quarter 2013 distribution of $0.2850 per unit.

“Our logistics assets are strategically positioned to provide unitholders with an attractive distribution growth profile over an extended period of time,” said Chairman and Chief Executive Officer Gary R. Heminger. “We intend to grow distributions at an annual rate of 15 to 20 percent for at least the next several years. We are pursuing organic growth projects in the Utica shale region and other areas to grow our business in this dynamic energy landscape along with strategic acquisitions to increase our earnings base. In addition, Marathon Petroleum Corporation, MPLX’s sponsor, is pursuing projects to grow its portfolio of midstream assets that are candidates to be dropped down into MPLX.”

Discussion of results

MPLX revenues and other income for the third quarter of 2013 were $123.8 million, driven primarily by total pipeline throughput of 2.01 million barrels per day. Marathon Petroleum Corporation (MPC) and related parties accounted for 89 percent of revenues, including revenues attributable to volumes shipped by MPC under joint tariffs with third parties. After deducting the interest retained by MPC, adjusted EBITDA attributable to MPLX for the third quarter of 2013 was $30.5 million.

During the third quarter of 2013, MPC did not ship its minimum committed volumes on certain MPLX pipeline systems. While payments for such deficiencies are not included in net income or adjusted EBITDA, $5 million is included in distributable cash flow attributable to MPLX.

As of Sept. 30, 2013, MPLX had $86.9 million of cash and cash equivalents, including proceeds from the initial public offering that were retained to prefund capital projects. MPLX has an undrawn $500 million revolving credit facility available to pursue growth opportunities.

Investment Growth Opportunities

MPLX and MPC are developing a new pipeline project in the Utica shale region that will initially connect multiple production facilities in eastern Ohio with MPC’s Canton, Ohio, refinery and other MPLX pipelines in the area. This project complements the existing condensate/crude oil truck unloading facility at Canton and the new truck-to-barge logistics operations at Wellsville, Ohio, that were brought on line this month.

Conference call

At 2 p.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call on MPLX’s website at http://www.mplx.com by clicking on the “Third-Quarter 2013 Financial Results” link, found under the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, Nov. 14. Information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a majority equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Brandon Daniels (419) 421-3127

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional Non-GAAP measures to facilitate comparisons of past performance and future periods. This news release and supporting schedules include the Non-GAAP measures adjusted EBITDA and distributable cash flow. We believe certain investors use adjusted EBITDA to evaluate MPLX’s financial performance between periods and to compare MPLX’s performance to certain competitors. We believe certain investors use distributable cash flow to determine the amount of cash generated from the partnership’s operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations of MPLX and MPC. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the issuer’s control and are difficult to predict. Factors that could cause MPLX actual results to differ materially from those in the forward-looking statements include: the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by our competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under our commercial agreements; our ability to successfully implement our growth strategy, whether through organic growth or acquisitions; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (SEC). Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include MPC’s ability to successfully implement growth opportunities and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. In addition, unpredictable or unknown factors not discussed here or in MPC’s Form 10-K or MPLX’s Form 10-K could also have material adverse effects on forward-looking statements.

Results of Operations

Factors Affecting Comparability

The following tables present net income attributable to MPLX, adjusted EBITDA attributable to MPLX and related financial and operational information for the three-month and nine-month periods ended September 30, 2013, and September 30, 2012. Prior to the initial public offering (IPO) on Oct. 31, 2012, MPLX results included minority undivided joint interests in two crude oil pipeline systems that were not contributed to MPLX at the IPO. One hundred percent of the net income related to the assets that were contributed to MPLX was included in results for the three and nine months ended September 30, 2012, while results for the three and nine months ended September 30, 2013, reflect only MPLX’s general partner interest by deducting the interest retained by MPC. The Neal, W.Va., butane cavern financial results are only included in the three and nine months ended September 30, 2013. Additional differences in revenues and expenses are detailed in the factors affecting the comparability of our financial results in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of MPLX’s Annual Report on Form 10-K. The unaudited combined financial results of MPLX LP Predecessor (Predecessor), our predecessor for accounting purposes, are presented for the three and nine months ended September 30, 2012. We have not presented distributable cash flow attributable to MPLX for the three and nine months ended September 30, 2012, since those periods were prior to the IPO.

Results of Operations (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-unit data)	2013	2012	2013	2012
	Predecessor			Predecessor
Revenues and other income:
Sales and other operating revenues	$20.4	$19.6	$60.0	$53.5
Sales to related parties	97.8	96.6	284.2	265.8
Loss on sale of assets	—	—	—	(0.3)
Other income	1.0	1.7	3.1	5.0
Other income – related parties	4.6	3.2	13.4	9.6

Total revenues and other income	123.8	121.1	360.7	333.6
Costs and expenses:
Cost of revenues (excludes items below)	33.1	53.5	99.2	136.0
Purchases from related parties	23.8	7.7	69.4	21.3
Depreciation	12.7	9.4	36.3	27.8
General and administrative expenses	13.0	11.2	40.4	38.1
Other taxes	1.4	3.0	4.9	9.7

Total costs and expenses	84.0	84.8	250.2	232.9

Income from operations	39.8	36.3	110.5	100.7
Related party interest and other financial income	—	0.5	—	1.3
Interest and other financial income (costs)	(0.2)	—	(0.7)	—

Income before income taxes	39.6	36.8	109.8	102.0
Provision (benefit) for income taxes	0.4	(0.1)	0.5	0.1

Net income	39.2	36.9	109.3	101.9
Less: Net income attributable to MPC-retained interest	17.7	—	51.6	—

Net income attributable to MPLX LP	21.5	$36.9	57.7	$101.9

Less: General partner’s interest in net income attributable to MPLX LP	0.5		1.2

Limited partners’ interest in net income attributable to MPLX LP	$21.0		$56.5

Net income attributable to MPLX LP per limited partner unit:
Common (basic)	$0.29		$0.79
Common (diluted)	0.29		0.79
Subordinated (basic and diluted)	0.29		0.74
Limited partner units outstanding (basic and diluted):
Common units – Public	19.9		19.9
Common units – MPC	17.1		17.1
Subordinated units – MPC	37.0		37.0

Other Financial Information (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-unit and ratio data)	2013	2012	2013	2012
	Predecessor			Predecessor
Quarterly distribution declared per unit	$0.2975	N/A	$0.8550	N/A
Adjusted EBITDA attributable to MPLX LP	$30.5	$45.7	$82.3	$128.5
Distributable cash flow attributable to MPLX LP	$31.1	N/A	$86.3	N/A
Distribution declared:
Limited partner units—Public	$5.9	N/A	$17.0	N/A
Limited partner units—MPC	16.1	N/A	46.2	N/A
General partner units—MPC	0.5	N/A	1.3	N/A

Total distribution declared	$22.5	N/A	$64.5	N/A

Coverage ratio	1.38x		1.34x

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net Income (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2013	2012	2013	2012
		Predecessor		Predecessor
Net Income	$39.2	$36.9	$109.3	$101.9
Less: Net income attributable to MPC-retained interest	17.7	—	51.6	—

Net income attributable to MPLX LP	21.5	36.9	57.7	101.9
Plus: Net income attributable to MPC-retained interest	17.7	—	51.6	—
Depreciation	12.7	9.4	36.3	27.8
Provision (benefit) for income taxes	0.4	(0.1)	0.5	0.1
Non-cash equity-based compensation	0.3	—	0.8	—
Net interest and other financial costs (income)	0.2	(0.5)	0.7	(1.3)

Adjusted EBITDA	52.8	45.7	147.6	128.5
Less: Adjusted EBITDA attributable to MPC-retained interest	22.3	—	65.3	—

Adjusted EBITDA attributable to MPLX LP	30.5	$45.7	82.3	$128.5

Less: Cash interest paid, net	0.4		0.6
Income taxes paid	—		—
Maintenance capital expenditures paid	4.0		7.8
Plus: Increase (decrease) in deferred revenue for committed volume deficiencies	5.0		12.4

Distributable cash flow attributable to MPLX LP	$31.1		$86.3

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net Cash Provided by Operating Activities (unaudited)

	Nine Months Ended September 30
(In millions)	2013	2012
		Predecessor
Net cash provided by operating activities	$167.1	$121.8
Less: Changes in working capital items	24.0	(2.2)
All other, net	0.4	(3.3)
Plus: Non-cash equity-based compensation	0.8	—
Net loss on disposal of assets	—	(0.3)
Net interest and other financial costs (income)	0.7	(1.3)
Current income taxes expense	—	0.2
Asset retirement expenditures	3.4	2.6

Adjusted EBITDA	147.6	128.5
Less: Adjusted EBITDA attributable to MPC-retained interest	65.3	—

Adjusted EBITDA attributable to MPLX LP	82.3	$128.5

Less: Cash interest paid, net	0.6
Income taxes paid	—
Maintenance capital expenditures paid	7.8
Plus: Increase (decrease) in deferred revenue for committed volume deficiencies	12.4

Distributable cash flow attributable to MPLX LP	$86.3

Selected Operating Data (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
		Predecessor		Predecessor
Pipeline throughput (thousands of barrels per day):
Crude oil pipelines	1,093	1,136	1,081	1,150
Product pipelines	913	1,044	930	972

Total	2,006	2,180	2,011	2,122
Average tariff rates ($ per barrel):
Crude oil pipelines	$0.60	$0.58	$0.59	$0.55
Product pipelines	0.59	0.53	0.56	0.50
Total pipelines	0.59	0.56	0.58	0.53

Selected Financial Data (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2013	2012	2013	2012
		Predecessor		Predecessor
Capital Expenditures (a):
Maintenance	$7.5	$6.2	$15.3	$14.8
Expansion	31.9	47.7	70.7	106.0

Total capital expenditures	39.4	53.9	86.0	120.8
Less: Increase (decrease) in capital accruals	(2.6)	(1.4)	1.6	9.0
Asset retirement expenditures	1.8	0.9	3.4	2.6

Additions to property, plant and equipment	$40.2	$54.4	$81.0	$109.2

(a)	Excludes $100 million acquisition of an additional 5 percent interest in MPLX Pipe Line Holdings LP.

Balance Sheet Data (unaudited)

	September 30	June 30
(In millions, except ratio data)	2013	2013
Cash and cash equivalents	$86.9	$115.3
Total assets	1,218.7	1,217.7
Long-term debt(a)	10.7	10.9
Total equity	1,121.8	1,128.6
Consolidated Total Debt to Consolidated EBITDA ratio (covenant basis)	0.1	0.1

(a)	Represents a capital lease. Includes amounts due within one year.